Exhibit 99.2

For more information, contact:

Investors:

Corey Kinger

corey.kinger@ww.com

Media:

Kelsey Merkel

kelsey.merkel@ww.com

WW International, Inc. Announces Upcoming Oprah Winfrey Board Transition

Continued Collaboration to Advocate for and Elevate Conversation on Weight Health

Ms. Winfrey to Donate Financial Interest in WeightWatchers to the National Museum of African American History and Culture

NEW YORK (February 28, 2024) – WW International, Inc. (NASDAQ: WW) (“WeightWatchers,” “WW,” or “the Company”) announced today that Director Oprah Winfrey has decided not to stand for re-election at the Company’s upcoming annual meeting of shareholders to be held in May 2024. Ms. Winfrey has served on the Company’s Board of Directors since 2015.

“I look forward to continuing to advise and collaborate with WeightWatchers and CEO Sima Sistani in elevating the conversation around recognizing obesity as a chronic condition, working to reduce stigma, and advocating for health equity,” said Oprah Winfrey.

“Weight Health is a critically important topic and one that needs to be addressed at a broader scale. I plan to participate in a number of public forums and events where I will be a vocal advocate in advancing this conversation,” continued Winfrey. “In addition, I have decided to donate my interest in WeightWatchers to the National Museum of African American History and Culture (“NMAAHC”). I have been a long-time supporter of this worthy organization, and I am proud to continue my support.”

The Board of Directors of WeightWatchers is supportive of Ms. Winfrey’s proposal to donate all of her WW stock to the NMAAHC during the Company’s upcoming trading window in March 2024. Ms. Winfrey is making the donation to support the NMAAHC’s goal to promote and highlight the contributions of African Americans and to eliminate any perceived conflict of interest around her taking weight loss medications. In addition, Ms. Winfrey intends to donate the proceeds from any future exercises of her WW stock options to NMAAHC.

“Oprah has been an inspiring presence and passionate advocate for our members, providing critical insights and counsel that has helped shape WeightWatchers over these last 8 years. On behalf of the Board, I would like to thank her for her energy, dedication, and for continuing to play a role as collaborator and thought partner going forward. What I know for sure, we will dearly miss her presence on the Board,” said Thilo Semmelbauer, Chairman of the Board.

In May, Oprah Winfrey and WeightWatchers will be hosting an event on Weight Health. The event will feature industry experts coming together to un-shame our relationship with weight.

About WW International, Inc.

WeightWatchers is a human-centric technology company powered by our proven, science-based, clinically effective weight loss and weight management programs. For six decades, we have inspired millions of people to adopt healthy habits for real life. We combine technology and community to help members reach and sustain their goals on our programs. To learn more about the WeightWatchers approach to healthy living, please visit ww.com. For more information about our global business, visit our corporate website at corporate.ww.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.gov and via the Company’s website at corporate.ww.com).